EXHIBIT B

Consent of Independent Auditors

The Board of Directors

Nordic Investment Bank

We consent to use of our report dated March 9, 2018, with respect to the statement of financial position of Nordic Investment Bank as of December 31, 2017, the related statements of comprehensive income, changes in equity, and cash flows for the year ended December 31, 2017, and the related notes, including a summary of significant accounting policies, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Marcus Tötterman	/s/ Anders Tagde
Marcus Tötterman	Anders Tagde
Authorized Public Accountant	Authorized Public Accountant

KPMG Oy Ab	KPMG AB
Helsinki, Finland	Stockholm, Sweden

November 18, 2020